SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 08, 2010
Date of Report (Date of earliest event reported)

UNITED SECURITY BANCSHARES
(Exact Name of Registrant as Specified in its Charter

000-32987	91-2112732
(Commission	(IRS Employer
File Number)	Identification No.)

2126 Inyo Street, Fresno, CA	93721
(Address of Principal Executive Office)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers

Effective February 8, 2010, United Security Bancshares (the “Company”) and United Security Bank (the “Bank”) announced that Ken Donahue, longtime Senior Vice President and CFO of the Company and the Bank, was promoted within the Company and will be replaced as CFO from within the Company.

Appointment of Certain Officers

Effective February 8, 2010, United Security Bancshares (the “Company”) and United Security Bank (the “Bank”) announced that Ken Donahue, longtime Senior Vice President and CFO of the Company and the Bank, will assume the duties of the newly created position of Executive Vice President and Chief Administrative Officer.
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Effective February 8, 2010, the Company and the Bank appointed Richard Shupe as Senior Vice President and CFO of Company and the Bank.  Mr. Shupe was previously Vice President and Controller of the Company and the Bank.

The press release issued on February 10, 2010, by the Company announcing the appointments of Mr. Donahue and Mr. Shupe is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Mr. Donahue’s annual base salary was increased to $190,000 per year. Mr. Shupe’s annual base salary was increased to $150,000 per year and Mr. Shupe additionally was granted an incentive stock option to purchase 25,000 shares vesting at 20% per year over the next ten years.                                                                                .

Item 9.01    Financial Statements and Exhibits

99.1 Press Release of United Security Bancshares dated February 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

United Security Bancshares

Date:	February 10, 2010	By:	/s/ Ken Donahue
Ken Donahue
Executive Vice President
Chief Administrative Officer